Exhibit 99.6

November 22, 2023

To:

Haoxi Health Technology Limited

Room 801, Block C, Floor 8, Floor 103, Huizhong Village, Chaoyang District, Beijing City,China

Re: Haoxi Health Technology Limited

Dear Sirs/Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws. For the purpose of this opinion (the “Opinion”), the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

We have acted as PRC counsel for Haoxi Health Technology Limited (the “Company”), a corporation organized under the laws of the Cayman Islands, in connection with (i) the Registration Statement of the Company on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering (“Offering”) by the Company of a certain number of Class A ordinary shares, par value US$ 0.0001 (the “Ordinary Shares”), and (ii) the Company’s proposed listing of its Ordinary Shares on the Nasdaq Capital Market (the “Listing”). We have been requested to give this Opinion on the matters set forth herein.

In rendering this Opinion, we have examined the originals and/or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Authorities and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (collectively, the “Documents”).

In our examination and for purpose of rendering this Opinion, we have assumed, without further inquiry,

(i)	the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals;

(ii)	the truthfulness, accuracy, and completeness of the Documents, as well as the factual statements contained in the Documents, and the Documents and the factual statements contained therein are and will remain not misleading;

(iii)	that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents have been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

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(iv)	that information provided to us by the Group Companies in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(v)	all Governmental Authorizations and other official statements or documentation are obtained by lawful means in due course;

(vi)	that each of the parties other than PRC Group Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

(vii)	that all parties other than the PRC Group Companies have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and

(viii)	all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than the PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company and the Group Companies with proper authority and upon representations made in or pursuant to the Documents.

The following terms as used in this Opinion are defined as follows:

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round-Trip Investment via Overseas Special Purpose Vehicles issued by SAFE on July 4, 2014and its implementing rules and guidelines;

“Governmental Authorities” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC, and “Governmental Authority” means any of them;

“Governmental Authorizations” means licenses, consents, authorizations, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, Governmental Authorities pursuant to any applicable PRC Laws;

“Guidance Rules and Notice” means the Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Administrative Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions circulated by CSRC on February 17, 2023 on CSRC’s official website;

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“Group Companies” means the Company and the PRC Group Companies;

“Material Adverse Effect” means a material adverse effect on the general affairs, management, condition (financial or otherwise), business, properties, results of operations, shareholders’ equity or business prospects of the Company or, taken as a whole, the Group Companies;

“M&A Rules” means the Provisions on Merging and Acquiring Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the SAFE, on August 8, 2006 and effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009;

“PRC Group Companies” means Beijing Haoxi Digital Technology Co., Ltd. and Beijing Haoxi Health Technology Co., Limited collectively, and individually a “PRC Group Company”;

“PRC Laws” means all officially published and publicly available laws, statutes, regulations, orders, decrees, guidelines, notices, circulars, and subordinate legislations of the PRC currently in effect as of the date of this Opinion;

“SAFE” means the State Administration for Foreign Exchange of People’s Republic of China;

“State Council” means State Council of People’s Republic of China;

“Trial Administrative Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises issued by CSRC on February 17, 2023, which became effective on March 31, 2023;

“Prospectus” means the prospectus of the Company, including all amendments or supplements thereto, that forms part of the Registration Statement; and

“WFOE” means Beijing Haoxi Health Technology Co., Limited.

Based on the foregoing and subject to the Registration Statement, the Prospectus and the qualifications set out below, we are of the opinion that:

1.	Each of PRC Group Companies has been duly incorporated and is validly existing as a company with limited liability, and has full legal person status under the PRC Laws. The business license of each of the PRC Group Companies is in full force and effect. All of the equity interests in each of the PRC Group Companies are legally owned by their respective shareholders in the percentages as set out in their respective articles of association, and are free and clear of all liens, charges, mortgages, pledges, restrictions upon voting or transfer or other encumbrances, security interests, equities or claims or any third-party rights.

As of the date of this Opinion, no action or any steps have been taken or legal or administrative proceedings been commenced or, threatened for the winding up, dissolution, bankruptcy or liquidation, the appointment of a liquidation committee or similar officers in respect of the assets, or for the suspension, withdrawal, revocation or cancellation of the business license of any PRC Group Company in the PRC.

2.	Based on our understanding of the currently published and effective PRC Laws, the ownership structure of the PRC Group Companies, both currently and immediately after giving effect to this Offering, will not result in any violation of applicable PRC Laws currently in effect in any material aspects.

3.	Pursuant to regulations on foreign exchange control, prior to making contribution in a special purpose vehicle by a Chinese resident using its legitimate assets or interests in China or overseas, the Chinese resident shall apply to the local branches of State Administration of Foreign Exchange for completion of foreign exchange registration formalities for overseas investment. As of the date of this Opinion, Mr. Zhen Fan、Mr. Lei Xu、Ms. Hongli Wu、Ms. Tao Zhao、Mr. Wenpu Sun has completed the foreign exchange registration at a bank in the PRC in connection with his establishment or control of an offshore entity established for the purpose of overseas investment or financing required under the Circular 37.

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4.	The M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic enterprises and controlled by PRC enterprises or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, based on our understanding of the PRC Laws (including the M&A Rules), the CSRC approval is not required under the M&A Rules for the Offering or the Listing of the Company, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Prospectus are subject to the M&A Rules; and (ii) the Company established Beijing Haoxi Digital Technology Co., Ltd. by means of direct investment rather than by merger or requisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented, and the opinion of us is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

5.	Under the Trial Administrative Measures, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Administrative Measures.

Since the Trial Administrative Measures have come into effect, under the currently effective PRC laws and regulations, the Company is required to make filings with the CSRC and should complete the filings before its listing on the Nasdaq. The Company has submitted a filing application to the CSRC and, on September 14, 2023, the CSRC published notification of the completion of the required filing procedures for this offering on its website. Other than the notification published by the CSRC on its website, the Company is not required to obtain any form of approval from the CSRC or any other Chinese authorities before listing on a foreign exchange under the Trial Administrative Measures.

The statements set forth under the caption “Material Income Tax Consideration—PRC Enterprise Taxation” in the Registration Statement, to the extent that they constitute matters of PRC Laws, are correct and accurate in all material respects.

6.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of written reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

7.	The statements in the Registration Statement under the sections entitled “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities” , “Use of Proceeds”, “Dividend Policy”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Regulations”, “Related Party Transactions”, “Material Income Tax Consideration” and “Legal Matters”, to the extent that they describe or summarize matters of PRC Laws, are correct and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

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This Opinion is subject to the following qualifications:

(a)	This Opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction. PRC Laws as used in this Opinion refers to PRC Laws publicly available and currently in force as of the date of this Opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

(b)	This Opinion is subject to the discretion of any competent Governmental Authorities in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws.

(c)	This Opinion is, insofar as it relates to the validity, effectiveness and enforceability, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any laws affecting creditors’ rights generally; (iii) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent or coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.

This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be construed as a whole and no part should be extracted and referred to independently.

This Opinion is furnished by us as the PRC counsel to the Company in connection with the Offering and the Listing. It shall not be used or relied upon by you for any other purpose or by any other person, nor shall copies be delivered to any other person, without in each instance our prior written consent. You may, however, deliver a copy of this Opinion to your accountants, attorneys, other professional advisors, governmental regulatory agencies having jurisdiction over you and the Underwriter but could not be relied on by them. This Opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this Opinion to reflect any facts or circumstances that arise after the date of this Opinion and come to our attention, or any future changes in laws.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name therein. In giving such consent, we do not hereby admit that we come within the category of the person whose consent is required under Section 7 of U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Hualiang Kang

Sino Pro Law Firm

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